Exhibit 15

13 May 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Turkcell İletişim Hizmetleri A.Ş. in the note 16F which we understand will be filed with the Securities and Exchange Commission, pursuant to 20F of Turkcell İletişim Hizmetleri A.Ş. dated 13 May 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PwC Bağımsız Denetim ve

Serbest Muhasebeci Mali Müşavirlik A.Ş.